EXHIBIT 99.1

ATHEROS COMMUNICATIONS, INC.

NOTICE OF ASSUMPTION OF ATTANSIC STOCK OPTION

You have been granted the following Option to purchase Common Stock of ATHEROS COMMUNICATIONS, INC. (the “Company”) pursuant to the assumption by the Company of an option formerly granted to you by Attansic Technology Corporation or Great Ocean Holdings Ltd. (such companies referred to herein as “Attansic”) (the “Former Option”) on                     , for              shares of Attansic at an exercise price of NT$12.00). The number of Company shares for which this option is exercisable and the US Dollar exercise price have been calculated based on the valuation of Attansic shares and Company shares in the acquisition of Attansic by the Company on December 18, 2006, as more fully described in the prospectus accompanying this Notice.

Name of Optionee:	[Name of Optionee]

Total Number of Option Shares Granted:	[Total Number of Shares]

Exercise Price Per Share:	$5.59

Grant (Assumption) Date:	December 20, 2006

Vesting Schedule:	This Option becomes exercisable with respect to all of the shares subject to this Option on .

Expiration Date:	. This Option expires earlier if your employment with the Company or a subsidiary of the Company terminates earlier.

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the applicable terms and conditions of the stock option agreement of the Former Option, as amended by this Notice, and that this option and the terms of this Notice supersedes and replaces the Former Option.

OPTIONEE:	ATHEROS COMMUNICATIONS, INC.

By:
Optionee’s Signature

Title:
Optionee’s Printed Name